Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Scott’s Liquid Gold-Inc. of our report dated March 29, 2011, relating to the consolidated balance sheets of Scott’s Liquid Gold-Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years then ended, which report appears in the December 31, 2010 Annual Report on Form 10-K of Scott’s Liquid Gold-Inc.

/s/ Ehrhardt Keefe Steiner & Hottman PC

August 19, 2011

Denver, Colorado